Ed Murray, WY Secretary of State
FILED: 11/06/2017 11:38 AM
Original ID: 2012-000622917
Amendment ID: 2017-002155473

PROFIT CORPORATI(
ARTICLES OF AMENDMENT
OF
DEEP GREEN WASTE & RECYCLING, INC.

Deep Green Waste & Recycling, Inc., a Wyoming Corporation (the "Corporation"), hereby certifies as follows:

1. The current name of the Corporation is "Deep Green Waste & Recycling, Inc."

2. The Articles of Incorporation are hereby amended to add a new Article III, Section 1 as follows:

Article III

Section 1. Authorized Shares. The aggregate number of shares which the Corporation shall have authority to issue is two hundred and fifty two million (252,000,000) shares, consisting of two classes to be designated, respectively, "Common Stock" and "Preferred Stock," with all of such shares having a par value of $.0001 per share. The total number of shares of Common Stock that the Corporation shall have authority to issue is two hundred and fifty million (250,000,000) shares. The total number of shares of Preferred Stock that the Corporation shall have authority to issue is two million (2,000,000) shares. The Preferred Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issuance of any shares thereof. The voting powers, designations, preferences, limitations, restrictions, and relative, participating, optional and other rights, and the qualifications, limitations, or restrictions thereof, of the Preferred Stock shall hereinafter be prescribed by resolution of the board of directors pursuant to Section 2 of this Article III.

3. This Amendment does not provide for an exchange, reclassification, or cancellation of issued shares.

4. The Amendment was duly adopted on October 20, 2017.

5. This amendment was adopted pursuant to Section 17-16-821 of the Business Corporation Act of the State of Wyoming by the Board of Directors of the Corporation by written consent in lieu of a meeting and in accordance with Section 17-16-704 of the Business Corporation Act of the State of Wyoming by affirmative vote of the holders of a majority of all outstanding shares of Common Stock entitled to vote thereon by written consent in lieu of a meeting.

IN WITNESS WHEREOF, the Corporation has caused Articles of Amendment of the Articles of Incorporation to be signed as of 20th day of October 2017, by its Director and Chief Executive Officer, Bill Edmonds.

DEEP GREEN WASTE & RECYCLING, INC.

By: ______________________
Bill Edmonds
Director, Chief Executive Officer

Received
OCT 30 2017
Secretary of State
Wyoming

WRITTEN CONSENT TO ACTION WITHOUT MEETING OF THE DIRECTORS OF

Deep Green Waste & Recycling, Inc.

A WYOMING CORPORATION

The undersigned, being all of the duly appointed and acting members of the Board of Directors of Deep Green Waste & Recycling, Inc., a Wyoming corporation (the "Company"), do hereby consent to the adoption of, and do hereby adopt, the following resolutions with the same force and effect as if adopted at a meeting of the Board of Directors duly called and held, pursuant to Section 17-16-821 of the Wyoming Business Corporation Act and pursuant to the bylaws of the Corporation.

1. Decrease in Authorized Capital Stock

WHEREAS the Board of Directors have determined it to be in the best interest of the Company to amend its Articles of Incorporation for the purpose of decreasing its authorized common stock;

RESOLVED that the Articles of Incorporation be amended so that Article III, Section 1 be deleted in its entirety and the following inserted in lieu thereof:

> Section 1. Authorized Shares. The aggregate number of shares which the Corporation shall have authority to issue is two hundred and fifty two million (252,000,000) shares, consisting of two classes to be designated, respectively, "Common Stock" and "Preferred Stock," with all of such shares having a par value of $.0001 per share. The total number of shares of Common Stock that the Corporation shall have authority to issue is one hundred and two hundred and fifty million (250,000,000) shares. The total number of shares of Preferred Stock that the Corporation shall have authority to issue is two million (2,000,000) shares. The Preferred Stock may be issued in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issuance of any shares thereof. The voting powers, designations, preferences, limitations, restrictions, and relative, participating, optional and other rights, and the qualifications, limitations, or restrictions thereof, of the Preferred Stock shall hereinafter be prescribed by resolution of the board of directors pursuant to Section 2 of this Article III.

RESOLVED FURTHER that a decrease in authorized common stock requires an amendment to the Company's Articles of Incorporation be filed with the Wyoming Secretary of State;

RESOLVED FURTHER that the Board of Director's submit the proposed amendment to the Company's articles of incorporation in the form and substance attached hereto as Exhibit A to the majority shareholders for consideration and approval.

2. Authorization of Corporate Actions

RESOLVED THAT each officer of the Company is hereby authorized and directed to do and perform, or cause to be done and performed, all such acts, deeds and things and to make, execute and deliver, or cause to be made, executed and delivered, all such agreements, undertakings, documents, instruments or certificates in the name and on behalf of the Company, or otherwise, as each such officer may deem necessary or appropriate to effectuate or carry out fully the purpose and intent of the foregoing resolutions and any of the transactions contemplated thereby.

Written Consent To Action
Without Meeting of the Directors
Deep Green Waste & Recycling, Inc.

All actions heretofore taken by any director or officer of the Company in connection with any matter referred to in the foregoing resolutions are hereby approved, ratified and confirmed in all respects.

The secretary and any assistant secretary of the Company, or any other officer of the Company, is hereby authorized to certify and deliver, to any person to whom such certification and delivery may be deemed necessary or appropriate in the opinion or such officer, a true copy of the foregoing resolutions.

Approval

Dated: October 20, 2017

The undersigned, being all the directors of Deep Green Waste & Recycling, Inc. waive the required notice of meeting and consent to all actions taken hereby.

Bill Edmonds

David Bradford

CONSENT OF MAJORITY SHAREHOLDERS

The undersigned Shareholders, being the holders of a majority of the common stock of Deep Green Waste & Recycling, Inc., hereby consent to the foregoing actions without a meeting, and waive all notice or other meeting requirements, and hereby further waive any rights to appraisal, including but not limited to any that might arise by reason of the execution, delivery and performance of the Articles of Amendment in substantially the form attached hereto as Exhibit A.

Shareholders:

Date: October 20, 2017

David Bradford (12,005,400,000 shares)

Bill Edmonds (62,906,800,000 shares)